Exhibit 99.1

SACHEM CAPITAL REPORTS FIRST QUARTER 2024 RESULTS –

REVENUES GREW 17.0% TO $17.2 MILLION

- Company to Host Webcast and Conference Call -

BRANFORD, Conn., May 10, 2024 (GLOBE NEWSWIRE) -- Sachem Capital Corp. (NYSE American: SACH) announced its financial results for the first quarter ended March 31, 2024. The Company will host a conference call on Friday, May 10, 2024 at 8:00 a.m. Eastern Time to discuss its financial and operating results.

John Villano, CPA, Sachem Capital’s Chief Executive Officer, stated: “In the first quarter, we continued to navigate through an evolving and challenging macro environment marked by uncertainty regarding inflation, and the Federal Reserve’s future rate policy. We remain disciplined, and while long-term capital remains relatively unavailable to our borrowers, we are focused on maintaining strong liquidity, growing borrower relationships, and protecting our capital. Our diversified portfolio and solid balance sheet provide confidence as we patiently wait to resume building our business.”

Results of operations for quarter ended March 31, 2024

Total revenue grew 17.0% to $17.2 million, compared to $14.7 million for the quarter ended March 31, 2023. Interest income totaled $12.6 million, up from $11.0 million in the same quarter in 2023. The growth in interest income was due primarily to an increase in rates that the Company was able to charge borrowers in comparison to the quarter ended March 31, 2023. Income from partnership investments, net investment gain, as well as fee and other income all grew compared to the corresponding period in 2023. Originations and modification fees were off approximately 1.0% compared to the quarter ending March 31, 2023.

Total operating costs and expenses for the quarter ended March 31, 2024 were $12.5 million compared to $9.6 million for the 2023 period. The primary change was due to a $1.2 million non-cash increase in provision for credit losses, which reflects a reduction in the values of certain collateral securing the Company’s first mortgage loans. Other significant contributors to the increase in operating costs and expenses include: (i) a$0.6 million increase in interest expense and amortization of deferred financing costs, (ii) a $470,000 increase in other expenses, (iii) a $340,000 increase in general and administrative expenses and (iv) a $164,000 increase in compensation, fees and taxes.

Net income attributable to common shareholders for the three months ended March 31, 2024 was $3.6 million, or $0.08 per share, compared to $4.2 million, or $0.10 per share, for the three months ended March 31, 2023.

Balance Sheet

Total assets remained relatively consistent at $626.5 million at March 31, 2024 compared to $625.5 million at December 31, 2023. The Company’s cash and cash equivalents and investments in partnerships increased during the three months ended March 31, 2024, by $5.8 million and $3.2 million, respectively. These increases were offset by a reduction in net mortgages receivable of $9.0 million. Total liabilities at March 31, 2024 were $389.1 million compared to $395.5 million at December 31, 2023.

Total indebtedness at quarter end was $371.2 million. This includes: $283.0 million of unsecured notes payable (net of $5.4 million of deferred financing costs), an aggregate of $62.3 million on the Wells Fargo Advisors margin loan account and the Needham Bank revolving credit facility, $25.9 million outstanding on a master repurchase financing facility with an affiliate of Churchill Real Estate, and $1.1 million outstanding on a New Haven Bank mortgage loan. The Company remains focused on the repayment of $23.7 million principal amount of unsecured unsubordinated notes due June 30, 2024 and $34.5 million principal amount of unsecured unsubordinated notes due December 30, 2024. The Company intends to repay these notes either by refinancing them or with a combination of drawdowns on its existing credit facilities, current cash on hand and principal repayments of its mortgage loans.

Total shareholders’ equity at March 31, 2024 rose $7.4 million to $237.4 million compared to $230.1 million at December 31, 2023. The change was primarily due to additional paid-in capital of $3.8 million and a reduction in accumulated deficit of $3.6 million.

Dividends

On April 16th, 2024, the Company paid a quarterly dividend of $0.11 per share to shareholders of record on April 9, 2024.

The Company currently operates and qualifies as a Real Estate Investment Trust (REIT) for federal income taxes and intends to continue to qualify and operate as a REIT. Under federal income tax rules, a REIT is required to distribute a minimum of 90% of taxable income each year to its shareholders, and the Company intends to comply with this requirement for the current year.

Investor Conference Webcast and Call

The Company will host a webcast and conference call Friday, May 10, 2024 at 8:00 a.m. Eastern Time, to discuss in greater detail its financial results for the quarter ended March 31, 2024. A webcast of the call may be accessed on the Company’s website at https://ir.sachemcapitalcorp.com/ir-calendar.

Interested parties can access the conference call via telephone by dialing toll free 844-825-9789 for U.S. callers or +1-412-317-5180 for international callers.

Replay

The webcast will also be archived on the Company’s website and a telephone replay of the call will be available through Friday, May 24, 2024 and can be accessed by dialing 1-844-512-2921 for U.S. callers or +1 412-317-6671 for international callers and by entering replay passcode: 10187884.

About Sachem Capital Corp

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loan to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based primarily on management’s current expectations and projections about future events and trends that management believes may affect the Company’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in the Annual Report on Form 10-K for 2023 filed with the U.S. Securities and Exchange Commission on April 1, 2024. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, level of activity, performance, or achievements. In addition, neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by the Company in the context of these risks and uncertainties.

Investor & Media Contact:

Email: investors@sachemcapitalcorp.com

SACHEM CAPITAL CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$18,413,401	$12,598,256
Investment securities, net (at fair value)	38,432,752	37,776,032
Mortgages receivable	490,743,670	499,235,371
Less: Allowance for credit losses	(8,053,252)	(7,523,160)
Mortgages receivable, net of allowance for credit losses	482,690,418	491,712,211
Investments in rental real estate, net	11,266,309	10,554,461
Interest and fees receivable, net	8,083,432	8,474,820
Due from borrowers, net	5,241,976	5,596,883
Real estate owned	3,703,519	3,461,519
Investments in partnerships	46,221,719	43,035,895
Property and equipment, net	3,330,653	3,373,485
Other assets	9,143,300	8,955,250
Total assets	$626,527,479	$625,538,812

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable (net of deferred financing costs of $5,443,237 and $6,048,490)	$282,958,513	$282,353,260
Repurchase facility	25,860,601	26,461,098
Mortgage payable	1,061,720	1,081,303
Lines of credit	62,251,343	61,792,330
Accrued dividends payable	—	5,144,203
Accounts payable and accrued liabilities	2,754,348	2,321,535
Advances from borrowers	9,176,571	10,998,351
Below market lease intangible	664,737	664,737
Deferred revenue	4,356,605	4,647,302
Total liabilities	$389,084,438	$395,464,119

Commitments and Contingencies

Shareholders’ equity:
Preferred shares - $0.001 par value; 5,000,000 shares authorized; 2,903,000 shares designated as Series A Preferred Stock; 2,108,957 and 2,029,923 shares of Series A Preferred Stock issued and outstanding at March 31, 2024 and December 31, 2023, respectively	$2,109	$2,030
Common stock - $0.001 par value; 200,000,000 shares authorized; 47,446,051 and 46,765,483 issued and outstanding at March 31, 2024 and December 31, 2023	47,446	46,765
Paid-in capital	253,669,954	249,825,780
Accumulated other comprehensive income	190,329	315,614
Accumulated deficit	(16,466,797)	(20,115,496)
Total shareholders’ equity	237,443,041	230,074,693
Total liabilities and shareholders’ equity	$626,527,479	$625,538,812

SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenue:
Interest income from loans	$12,641,444	$10,983,326
Investment gain, net	527,824	274,796
Income from partnership investments	1,195,300	549,723
Origination and modification fees, net	1,461,966	1,475,920
Fee and other income	1,189,241	707,605
Unrealized gain on equity securities	185,181	716,389
Total revenue	17,200,956	14,707,759

Operating costs and expenses:
Interest and amortization of deferred financing costs	7,469,442	6,872,967
Compensation, fees and taxes	1,943,197	1,779,318
General and administrative expenses	1,238,574	898,115
Other expenses	556,640	83,722
(Gain) Loss on sale of real estate and property and equipment, net	10,854	(148,100)
Provision for credit losses related to loans	1,312,024	101,515
Total operating costs and expenses	12,530,731	9,587,537
Net income	4,670,225	5,120,222
Preferred stock dividend	(1,021,526)	(924,762)
Net income attributable to common shareholders	3,648,699	4,195,460

Other comprehensive income
Unrealized (loss) gain on debt securities	(125,285)	91,637
Total comprehensive income	$3,523,414	$4,287,097
Basic and diluted net income per common share outstanding:
Basic	$0.08	$0.10
Diluted	$0.08	$0.10
Weighted average number of common shares outstanding:
Basic	47,326,384	42,792,509
Diluted	47,326,384	42,792,509

SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Three Months Ended
	March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,670,225	$5,120,222
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs and bond discount	623,788	600,215
Depreciation expense	94,174	40,132
Stock based compensation	238,712	173,315
Provision for credit losses related to loans	1,312,024	101,515
Loss (Gain) on sale of real estate and and equipment, net	10,854	(148,100)
Unrealized gain on equity securities	(185,181)	(716,389)
Gain on sale of investment securities	—	(275,879)
Changes in operating assets and liabilities:
(Increase) decrease in:
Interest and fees receivable, net	391,388	(366,191)
Other assets - miscellaneous	(303,826)	(499,651)
Due from borrowers, net	(1,037,945)	(783,302)
Other assets - prepaid expenses	81,981	9,955
(Decrease) increase in:
Accrued interest	(5,493)	95,221
Accounts payable and accrued liabilities	438,306	(84,738)
Deferred revenue	(290,697)	320,608
Advances from borrowers	(1,821,780)	1,422,458
Total adjustments	(453,695)	(110,831)
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,216,530	5,009,391

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities	(7,725,283)	(13,971,218)
Proceeds from the sale of investment securities	7,128,459	3,780,522
Purchase of interests in investment partnerships, net	(3,185,824)	(4,491,054)
Proceeds from sale of real estate owned	121,146	515,136
Acquisitions of and improvements to real estate owned, net	—	(103,136)
Purchases of property and equipment, net	(20,494)	(710,883)
Investment in rental real estate, net	(742,696)	—
Principal disbursements for mortgages receivable	(42,654,300)	(58,883,824)
Principal collections on mortgages receivable	51,398,181	39,884,300
Other assets - pre-offering costs	—	25,111
NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	4,319,189	(33,955,040)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from lines of credit	459,013	10,086,036
Net proceeds from (repayment of) repurchase facility	(600,497)	11,522,349
Proceeds from (repayment of) mortgage	(19,583)	910,000
Accounts payable and accrued liabilities - principal payments on other notes	—	(4,252)
Dividends paid on common shares	(5,144,203)	(5,342,160)
Dividends paid on Series A Preferred Stock	(1,021,526)	(924,762)
Proceeds from issuance of common shares, net of expenses	2,050,040	9,181,158
Proceeds from issuance of Series A Preferred Stock, net of expenses	1,556,182	136,705
NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES	(2,720,574)	25,565,068

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,815,145	(3,380,581)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	12,598,256	23,713,097

CASH AND CASH EQUIVALENTS - END OF PERIOD	$18,413,401	$20,332,516